Exhibit 99.1

KINETIC CONCEPTS REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008

QUARTERLY REVENUE SETS NEW HIGH EXCEEDING $500 MILLION

Third Quarter Highlights

      -  Total revenue increased 22% to $503.3 million, including $61.2 million of LifeCell revenue
      -  Net earnings decreased 4% to $56.6 million
      -  Net earnings per diluted share decreased 5% to $0.78
      -  Non-GAAP net earnings, excluding certain non-cash acquisition-related expenses, increased 17% to $69.2 million
      -  Non-GAAP net earnings per diluted share, excluding certain non-cash acquisition-related expenses, increased 17% to $0.96

First Nine Months Highlights

      -  Total revenue increased 18% to $1.385 billion, including $88.8 million of LifeCell revenue
      -  Net earnings decreased 29% to $121.8 million
      -  Net earnings per diluted share decreased 29% to $1.69
      -  Non-GAAP net earnings, excluding certain non-cash acquisition-related expenses, increased 19% to $202.5 million
      -  Non-GAAP net earnings per diluted share, excluding certain non-cash acquisition-related expenses, increased 18% to $2.81

San Antonio, Texas, October 22, 2008 – Kinetic Concepts, Inc. (NYSE: KCI) today reported third quarter 2008 total revenue of $503.3 million, an increase of 22% from the third quarter of 2007.  Total revenue for the first nine months of 2008 was $1.385 billion, an 18% increase from the prior-year period.  Foreign currency exchange movements favorably impacted total revenue for the third quarter and first nine months of 2008 by approximately 2% and 3%, respectively, compared to the corresponding periods of the prior year.

Net earnings for the third quarter of 2008 were $56.6 million, compared to $59.0 million for the same period one year ago.  Net earnings per diluted share for the third quarter of 2008 decreased 5% to $0.78, compared to $0.82 for the same period in the prior year.  The decrease in reported net earnings and net earnings per diluted share is due to after-tax transaction-related costs and expenses of $12.7 million, or $0.18 per diluted share, associated with our acquisition of LifeCell Corporation in the second quarter of 2008.

“Our third quarter results demonstrated that our business fundamentals remain solid,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “We continued to grow global V.A.C.® revenue despite increased competition.  Our LifeCell® acquisition is meeting our expectations and we continue to drive operating efficiencies that fund the investments which will help deliver sustainable top-line growth and increased shareholder value.”

For the first nine months of 2008, net earnings were $121.8 million, down 29%, compared to $170.7 million from last year.  Net earnings per diluted share for the first nine months of 2008 were $1.69, a decrease of 29% from the same period one year ago.  Non-GAAP net earnings, excluding certain non-cash acquisition-related expenses increased 19% from the prior year to $202.5 million.

Revenue Recap – Third Quarter and First Nine Months of 2008

North American revenue was $386.3 million for the third quarter and $1.038 billion for the first nine months of 2008, representing increases of 24% and 15%, respectively, from the prior year due to revenue associated with the LifeCell acquisition and increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  North American V.A.C. revenue of $270.0 million for the third quarter and $781.9 million for the first nine months of 2008 increased approximately 6% and 7%, respectively, compared to the same periods of the prior year due primarily to higher rental and sales unit volume.  The rate of North American V.A.C. revenue growth has declined from the prior-year periods due to a number of factors including increased competitive activity, institutional budget constraints and shorter average treatment periods.  Order demand in the period exceeded unit volume growth as average treatment periods have declined due to improved treatment protocols, faster healing times and wound mix primarily in the acute care setting.  LifeCell revenue was $61.2 million for the quarter and $88.8 million for the year-to-date period post-acquisition.  LifeCell regenerative tissue revenue for the third quarter of 2008 represented an increase of approximately 29% over the same period one year ago due primarily to growth in its core challenging hernia repair and breast reconstruction applications.  North American revenue from therapeutic support systems was $55.1 million for the third quarter and $167.7 million for the first nine months of 2008, representing decreases of 3% and 1%, respectively, from the prior-year periods due primarily to the loss of a large GPO contract announced earlier this year.

EMEA/APAC revenue of $117.0 million for the third quarter and $347.0 million for the first nine months of 2008 increased 19% and 25%, respectively, compared to the prior year due primarily to increased V.A.C. revenue.  EMEA/APAC V.A.C. revenue of $90.3 million for the third quarter and $264.6 million for the first nine months of 2008 increased 24% and 29%, respectively, compared to the same periods of the prior year due primarily to higher rental and sales unit volume.  EMEA/APAC therapeutic support systems revenue for the third quarter of 2008 of $26.7 million was up approximately 6% compared to the prior year period, while therapeutic support systems revenue of $82.4 million for the first nine months of 2008 increased 14% period-to-period.  Foreign currency exchange movements favorably impacted total EMEA/APAC revenue by 8% and 12% for the third quarter and first nine months of 2008, respectively, compared to the corresponding periods of the prior year.

Worldwide V.A.C. revenue was $360.3 million for the third quarter of 2008 and $1.046 billion for the first nine months of 2008, representing increases of 10% and 12%, respectively, due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related supplies, resulting from increased market penetration.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 2% and 3%, respectively, compared to the third quarter and first nine months of the prior year.

Worldwide therapeutic support systems revenue was $81.8 million for the third quarter of 2008 and $250.1 million for the first nine months of 2008, representing flat revenue levels for the comparative quarterly periods and an increase of approximately 4% for the first nine months of 2008.  Foreign currency exchange movements favorably impacted worldwide therapeutic support systems revenue by 3% and 4%, respectively, for the third quarter and first nine months of 2008 compared to the same periods one year ago.

Profit Margins

Gross profit for the third quarter and first nine months of 2008 was $251.6 million and $687.5 million, respectively, representing increases of 23% and 22% from the same periods of the prior year.  Gross profit margin improved approximately 30 basis points in the 2008 third quarter, compared to the year-ago period, due primarily to higher gross margins associated with the LifeCell acquisition and increased productivity of service operations.

Operating earnings for the third quarter and first nine months of 2008 were $112.9 million and $255.0 million, respectively, representing an increase of 14% for the third quarter and a decrease of 6% for the first nine months of 2008 compared to the same periods one year ago.  Excluding the impact of certain non-cash acquisition-related expenses on the Company’s financial results, non-GAAP operating earnings for the third quarter and first nine months of 2008 increased approximately 32% and 26%, respectively, from the corresponding periods of one year ago.  The non-GAAP operating earnings improvement for the third quarter, excluding certain non-cash acquisition-related expenses, was due primarily to higher gross profit combined with operating efficiencies, process improvements and lower general and administrative expenses.  Research and development expenses for the third quarter and first nine months of 2008 increased 99% and 65%, respectively, compared to the same periods one year ago as the Company continued to expand its product development pipeline.

Interest Expense

Interest expense for the third quarter and first nine months was $25.6 million and $41.4 million, respectively, compared to $10.2 million and $18.4 million for the corresponding periods of the prior year due to the addition of $1.7 billion in acquisition financing completed during the second quarter of 2008.  The acquisition financing was comprised of a senior secured term loan of $1.0 billion, due 2013, and $690.0 million of 3.25% convertible senior notes due 2015.  Proceeds from these facilities were used to repay $68.0 million of outstanding debt under the previous credit facility, purchase all of the outstanding shares of LifeCell and pay related fees and expenses associated with the transaction.  The senior secured term loan has a stated variable interest rate of 3-month LIBOR plus an applicable margin, however, we have entered into agreements that effectively fix the variable interest rate component on approximately $490 million of the term loan at an average of 3.3% plus the applicable margin.

Income Tax Rate

The effective income tax rates for the third quarter and the first nine months of 2008 were 33.3% and 43.6%, respectively, compared to 34.2% and 33.7% for the corresponding periods in 2007.  The lower income tax rate for the third quarter resulted primarily from a higher percentage of total income being generated in lower tax foreign jurisdictions. The effective income tax rate for the first nine months of 2008 increased significantly from the year-ago period due primarily to the non-deductibility of the $61.6 million write-off of in-process research and development associated with the LifeCell acquisition.

Reconciliation to Adjusted Diluted Earnings per Share

Diluted net earnings per share, on a non-GAAP basis, adjusted for certain non-cash acquisition-related expenses, were as follows:

	Three months ended	Nine months ended
	September 30, 2008	September 30, 2008

Diluted EPS – GAAP basis	$ 0.78	$ 1.69
In-process research and development	-	0.85
Amortization of acquired intangibles	0.09	0.13
Expense from LifeCell inventory step-up	0.06	0.09
Debt issuance cost amortization	0.03	0.05

Adjusted diluted EPS – Non-GAAP basis	$ 0.96	$ 2.81

Balance Sheet

At September 30, 2008, total cash was $245.2 million and total long-term debt outstanding was $1.74 billion.  Subsequent to September 30, 2008, the Company made a voluntary revolving credit facility repayment of $75.0 million from cash on hand.  The Company’s leverage ratio at the end of September 2008 was approximately 2.9 times trailing-twelve-months EBITDA.

Outlook

The following guidance is based on current information and expectations as of October 22, 2008 (in millions, except per share data):

			% Change
	FY 2007	FY 2008	from 2007
Total revenue	$1,610	$1,885 – $1,905	17% – 18%
Diluted EPS -- GAAP basis	$3.31	$2.47 – $2.57	(25)% – (22)%
Weighted average shares outstanding	71.7	72.0 – 72.5	0% – 1%

Adjusted Diluted EPS -- Non-GAAP basis	$3.31	$3.75 – $3.85	13% – 16%

The revenue guidance for 2008 reflects the impact of increased competition in the area of negative pressure wound therapy, unfavorable foreign currency exchange rate fluctuations in the second half of the 2008 calendar year and shorter lengths of treatment for V.A.C. Therapy.

KCI 2008 Analyst Day Event

KCI plans to host an Analyst Day event on Thursday, October 30, 2008 at the Grand Hyatt in San Antonio.  The event will include presentations by key opinion leaders in the field of advanced wound care, as well as presentations by KCI leaders.  To learn more about the event, go to KCI’s Investor Relations web site at http://www.kci1.com/investor/index.asp and click on the Analyst Day link.

Non-GAAP Financial Information

Within this document, we have included our results for the third quarter and nine months ended September 30, 2008 along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008.  These non-GAAP financial measures do not replace the presentation of our GAAP outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under purchase accounting for the LifeCell acquisition in accordance with GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Wednesday, October 22, 2008.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	888-313-5249
International Dial-in Number:	+706-679-5386

This call is also being webcast and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Webcast – Q3 2008 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until October 21, 2009 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing – and the lives – of patients around the world.

KCI’s three primary businesses include:

Advanced Wound Care – Includes KCI’s proprietary Vacuum Assisted Closure®, or V.A.C.® Therapy System, which has been clinically demonstrated to promote wound healing through unique mechanisms of action while reducing the overall cost of treating patients with complex wounds.

Regenerative Medicine – Represented by KCI’s LifeCell business and includes tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects.

Therapeutic Support Systems – Includes specialty hospital beds, mattress replacement systems and overlays designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of patients of size.

The Company employs approximately 7,000 people and markets its products in more than 20 countries.  For more information about KCI, and how its products are changing the practice of medicine, visit www.kci1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  These forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, in payer reimbursement policies or in our ability to protect our intellectual property. All information set forth in this release and its attachments is as of October 22, 2008.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, which will be filed with the SEC in early November 2008.

FOR MORE INFORMATION CONTACT:

Investor Relations:
Rich Cockrell, 210-255-6331
rich.cockrell@kci1.com

Media Relations:
Kristie Madara, 210-255-6232
kristie.madara@kci1.com

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,			Nine months ended September 30,
			%			%
	2008	2007	Change	2008	2007	Change
Revenue:
Rental	$305,205	$295,371	3.3%	$906,393	$844,400	7.3%
Sales	198,094	115,509	71.5	479,046	331,948	44.3

Total revenue	503,299	410,880	22.5	1,385,439	1,176,348	17.8

Rental expenses	185,136	170,742	8.4	545,729	506,047	7.8
Cost of sales	66,542	35,917	85.3	152,220	104,764	45.3

Gross profit	251,621	204,221	23.2	687,490	565,537	21.6

Selling, general and administrative expenses	106,676	94,349	13.1	302,754	261,183	15.9
Research and development expenses	21,884	10,996	99.0	53,279	32,200	65.5
Acquired intangible asset amortization	10,189	-	-	14,843	-	-
In-process research and development	-	-	-	61,571	-	-

Operating earnings	112,872	98,876	14.2	255,043	272,154	(6.3)

Interest income and other	835	689	21.2	4,997	3,569	40.0
Interest expense	(25,648)	(10,176)	152.0	(41,350)	(18,398)	124.8
Foreign currency gain (loss)	(3,253)	328	-	(2,740)	(124)	-

Earnings before income taxes	84,806	89,717	(5.5)	215,950	257,201	(16.0)

Income taxes	28,254	30,692	(7.9)	94,154	86,548	8.8

Net earnings	$56,552	$59,025	(4.2)%	$121,796	$170,653	(28.6)%

Net earnings per share:
Basic	$0.79	$0.83	(4.8)%	$1.70	$2.41	(29.5)%

Diluted	$0.78	$0.82	(4.9)%	$1.69	$2.39	(29.3)%

Weighted average shares outstanding:
Basic	71,831	71,214		71,756	70,791

Diluted	72,130	71,929		72,110	71,490

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$245,236	$265,993
Accounts receivable, net	408,339	356,965
Inventories, net	126,435	50,341
Deferred income taxes	18,849	41,504
Prepaid expenses and other	46,958	31,176

Total current assets	845,817	745,979

Net property, plant and equipment	282,850	228,471
Debt issuance costs, less accumulated amortization of
$6,387 at 2008 and $218 at 2007	56,991	2,456
Deferred income taxes	7,500	8,743
Goodwill	1,337,388	48,897
Identifiable intangible assets, less accumulated amortization of
$26,142 at 2008 and $10,678 at 2007	481,711	7,196
Other non-current assets	16,475	15,843

	$3,028,732	$1,057,585

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$58,996	$50,804
Accrued expenses and other	194,333	212,874
Current installments of long-term debt	100,000	-

Total current liabilities	353,329	263,678

Long-term debt, net of current installments	1,640,000	68,000
Non-current tax liabilities	35,327	31,313
Deferred income taxes	169,997	9,921
Other non-current liabilities	6,778	7,653

Total liabilities	2,205,431	380,565

Shareholders' equity:
Common stock; authorized 225,000 at 2008 and 2007,
issued and outstanding 72,535 at 2008 and 72,153 at 2007	73	72
Preferred stock; authorized 50,000 at 2008 and 2007; issued and
outstanding 0 at 2008 and 2007	-	-
Additional paid-in capital	677,757	644,347
Retained earnings (deficit)	114,615	(7,181)
Accumulated other comprehensive income	30,856	39,782

Shareholders' equity	823,301	677,020

	$3,028,732	$1,057,585

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities:
Net earnings	$121,796	$170,653
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	87,019	67,785
Provision for bad debt	5,986	5,519
Amortization of deferred gain on sale of headquarters facility	(803)	(803)
Write-off of deferred debt issuance costs	860	3,922
Share-based compensation expense	19,678	17,908
Excess tax benefit from share-based payment arrangements	(258)	(12,582)
Write-off of in-process research and development	61,571	-
Change in assets and liabilities, net of business acquired:
Increase in accounts receivable, net	(19,879)	(30,781)
Increase in inventories, net	(8,297)	(7,284)
Increase in prepaid expenses and other	(9,712)	(7,987)
Increase (decrease) in deferred income taxes, net	71,073	(17,135)
Decrease in accounts payable	(8,230)	(2,934)
Decrease in accrued expenses and other	(49,603)	(9,779)
Increase in tax liabilities, net	554	27,963

Net cash provided by operating activities	271,755	204,465

Cash flows from investing activities:
Additions to property, plant and equipment	(83,748)	(53,947)
Increase in inventory to be converted into equipment
for short-term rental	(12,100)	(13,500)
Dispositions of property, plant and equipment	4,638	1,239
Business acquired in purchase transaction, net of cash acquired	(1,745,522)	-
Purchase of investments	-	(36,425)
Maturities of investments	-	36,425
Increase in intangible assets and other non-current assets	(3,753)	(1,288)

Net cash used by investing activities	(1,840,485)	(67,496)

Cash flows from financing activities:
Proceeds from revolving credit facility	75,000	188,000
Repayments of long-term debt, capital lease and other obligations	(25,193)	(307,584)
Payment of debt issuance costs	-	(2,268)
Excess tax benefit from share-based payment arrangements	258	12,582
Proceeds from exercise of stock options	2,431	21,634
Purchase of immature shares for minimum tax withholdings	(886)	(2,321)
Proceeds from purchase of stock in ESPP and other	2,346	2,142
Acquisition financing:
Proceeds from senior credit facility	1,000,000	-
Proceeds from convertible senior notes	690,000	-
Repayment of long-term debt	(68,000)	-
Proceeds from convertible debt warrant	102,458	-
Purchase of convertible debt hedge	(151,110)	-
Payment of debt issuance costs	(60,704)	-

Net cash provided (used) by financing activities	1,566,600	(87,815)

Effect of exchange rate changes on cash and cash equivalents	(18,627)	7,874

Net increase (decrease) in cash and cash equivalents	(20,757)	57,028
Cash and cash equivalents, beginning of period	265,993	107,146

Cash and cash equivalents, end of period	$245,236	$164,174

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended September 30,
			Variance
	2008	2007 (1)	$	%
Total Revenue:
V.A.C.
Rental	$237,387	$226,114	$11,273	5.0%
Sales	122,902	102,781	20,121	19.6

Total V.A.C.	360,289	328,895	31,394	9.5

Therapeutic Support Systems
Rental	67,818	69,257	(1,439)	(2.1)
Sales	13,959	12,728	1,231	9.7

Total Therapeutic Support Systems	81,777	81,985	(208)	(0.3)

LifeCell sales	61,233	-	61,233	-

Total rental revenue	305,205	295,371	9,834	3.3
Total sales revenue	198,094	115,509	82,585	71.5

Total Revenue	$503,299	$410,880	$92,419	22.5%

North America Revenue:
V.A.C.
Rental	$192,799	$189,035	$3,764	2.0%
Sales	77,166	66,795	10,371	15.5

Total V.A.C.	269,965	255,830	14,135	5.5

Therapeutic Support Systems
Rental	46,461	49,225	(2,764)	(5.6)
Sales	8,621	7,497	1,124	15.0

Total Therapeutic Support Systems	55,082	56,722	(1,640)	(2.9)

LifeCell sales	61,233	-	61,233	-

Total North America rental	239,260	238,260	1,000	0.4
Total North America sales	147,020	74,292	72,728	97.9

Total – North America Revenue	$386,280	$312,552	$73,728	23.6%

EMEA/APAC Revenue:
V.A.C.
Rental	$44,588	$37,079	$7,509	20.3%
Sales	45,736	35,986	9,750	27.1

Total V.A.C.	90,324	73,065	17,259	23.6

Therapeutic Support Systems
Rental	21,357	20,032	1,325	6.6
Sales	5,338	5,231	107	2.0

Total Therapeutic Support Systems	26,695	25,263	1,432	5.7

Total EMEA/APAC rental	65,945	57,111	8,834	15.5
Total EMEA/APAC sales	51,074	41,217	9,857	23.9

Total – EMEA/APAC Revenue	$117,019	$98,328	$18,691	19.0%

(1) Prior year amounts have been reclassified to conform to our current year presentation.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Nine months ended September 30,
			Variance
	2008	2007 (1)	$	%
Total Revenue:
V.A.C.
Rental	$693,948	$641,713	$52,235	8.1%
Sales	352,549	293,052	59,497	20.3

Total V.A.C.	1,046,497	934,765	111,732	12.0

Therapeutic Support Systems
Rental	212,445	202,687	9,758	4.8
Sales	37,661	38,896	(1,235)	(3.2)

Total Therapeutic Support Systems	250,106	241,583	8,523	3.5

LifeCell sales	88,836	-	88,836	-

Total rental revenue	906,393	844,400	61,993	7.3
Total sales revenue	479,046	331,948	147,098	44.3

Total Revenue	$1,385,439	$1,176,348	$209,091	17.8%

North America Revenue:
V.A.C.
Rental	$562,982	$539,110	$23,872	4.4%
Sales	218,902	190,932	27,970	14.6

Total V.A.C.	781,884	730,042	51,842	7.1

Therapeutic Support Systems
Rental	144,784	145,366	(582)	(0.4)
Sales	22,921	24,053	(1,132)	(4.7)

Total Therapeutic Support Systems	167,705	169,419	(1,714)	(1.0)

LifeCell sales	88,836	-	88,836	-

Total North America rental	707,766	684,476	23,290	3.4
Total North America sales	330,659	214,985	115,674	53.8

Total – North America Revenue	$1,038,425	$899,461	$138,964	15.4%

EMEA/APAC Revenue:
V.A.C.
Rental	$130,966	$102,603	$28,363	27.6%
Sales	133,647	102,120	31,527	30.9

Total V.A.C.	264,613	204,723	59,890	29.3

Therapeutic Support Systems
Rental	67,661	57,321	10,340	18.0
Sales	14,740	14,843	(103)	(0.7)

Total Therapeutic Support Systems	82,401	72,164	10,237	14.2

Total EMEA/APAC rental	198,627	159,924	38,703	24.2
Total EMEA/APAC sales	148,387	116,963	31,424	26.9

Total – EMEA/APAC Revenue	$347,014	$276,887	$70,127	25.3%

(1) Prior year amounts have been reclassified to conform to our current year presentation.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,
				Expense
		In-process		From	Debt
		Research	Amortization	LifeCell	Issuance
	2008	and	of Acquired	Inventory	Cost	Adjusted	2007	%
	GAAP	Development	Intangibles	Step-up	Amortization	2008	GAAP	Change

Operating earnings	$112,872	$-	$10,189	$6,999	$-	$130,060	$98,876	31.5%
Net earnings	$56,552	$-	$6,266	$4,304	$2,107	$69,229	$59,025	17.3%
Diluted earnings per share	$0.78	$-	$0.09	$0.06	$0.03	$0.96	$0.82	17.1%

	Nine months ended September 30,
				Expense
		In-Process		From	Debt
		Research	Amortization	LifeCell	Issuance
	2008	and	of Acquired	Inventory	Cost	Adjusted	2007	%
	GAAP	Development	Intangibles	Step-Up	Amortization	2008	GAAP	Change

Operating earnings	$255,043	$61,571	$14,843	$10,162	$-	$341,619	$272,154	25.5%
Net earnings	$121,796	$61,571	$9,128	$6,250	$3,794	$202,539	$170,653	18.7%
Diluted earnings per share	$1.69	$0.85	$0.13	$0.09	$0.05	$2.81	$2.39	17.6%